Exhibit 3.3.3

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

AUTO HANDLING CORPORATION

Pursuant to the provisions of the Delaware General Corporation Law, the undersigned corporation hereby certifies as follows:

1.                                      Auto Handling Corporation is a corporation organized and existing under the laws of the State of Delaware.

2.                                      Effective as of December 1, 1986, the board of directors of the corporation adopted resolutions setting forth the following amendments and additions to the corporation’s Articles of Incorporation and declared its advisability:

RESOLVED, that, subject to the approval of the stockholders of the corporation, ARTICLE FOUR of the Articles of Incorporation of the corporation shall be, and it hereby is, amended so that, as amended, such ARTICLE FOUR shall be and read in its entirety as follows:

ARTICLE FOUR

The authorized capital stock shall be 5,000 shares of Class A Common Stock and 5,000 shares of Class B Preferred Stock. The respective designation, preferences, qualifications, limitations, restrictions and rights of Class A Common Stock and Class B Preferred Stock shall be as follows:

Class A Common Stock:          Class A Common Stock shall be voting common stock with a par value of $1.00 per share. Each share of Class A common stock shall be entitled to one vote.

Class B Preferred Stock:             Class B Preferred Stock shall be voting stock with a par value of $1.00 per share. Each share of Class B Preferred Stock shall be entitled to one vote. In the event of liquidation, dissolution, bankruptcy or other termination, the holders of Class B Preferred Stock shall be entitled to a return or an amount equal to the par value per share of such stock, to the extent the assets of the corporation are sufficient, prior to any distributions to any holders of any other class of stock, but the holders of Class B Preferred Stock shall not be entitled to any return in excess of the par value per share of such stock. The holders of the Class B Preferred Stock shall be entitled to convert their shares of Class B Preferred Stock to Class A Common Stock at any time upon written notice to the board of directors of the corporation. The number of shares of Class A Common Stock into which each share of Class B Preferred Stock can be converted shall be equal to the quotient of the fair market value of the Class A Common Stock as of the date of conversion divided by the par value of the Class B Preferred Stock. The fair market value shall be determined in the manner prescribed by the board of directors. The holders of the Class B Preferred Stock, in preference and priority to the holders of the Class A Common Stock, shall be entitled to receive out of the net profits of the corporation, as and when declared by the Board of Directors, annual noncumulative cash dividends at the rate of 9% per annum and no more, payable to stockholders of record at the close of business on such date preceding the payment thereof as may be fixed by the Boarri of Directors on declaring such dividend. Subject to the foregoing provisions, the Class B Preferred Stock shall not be entitled to participate in any other or additional surplus cash dividends or net profits of the corporation. Stock dividends of any class of stock may be paid to the holders of the Class A Common Stock but only stock dividends of Class B Preferred Stock shall be paid to the holders of Class B Preferred Stock.

RESOLVED, that, subject to the approval of the stockholders, the following Article Seventeen be added to the corporation’s Articles of Incorporation.

ARTICLE SEVENTEEN

No director shall be liable to the corporation or its stockholders for any breach of a fiduciary duty as a director, except that a director may be liable to the corporation or its stockholders for any of the following: (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) any act or omission not in good faith or which involved intentional misconduct or knowing violation of law, (iii) any act pursuant to Section

174 of the Delaware General Corporation Code regarding unlawful payments of dividends, or (iv) any transaction from which the director derived a personal benefit. The foregoing limitations on personal liability of a director shall not apply to any act or omission occurring prior to the date when this amendment to the Articles of Incorporation becomes effective.

3.                                      The directors submitted the amendments to the stockholders of the corporation for their approval.

4.                                      Effective as of December 2, 1986, the stockholders of the corporation approved the amendments. Of the 1,000 out standing shares of the corporation’s stock entitled to vote on the amendments, all shares voted (or the amendments and no shares voted against the amendments.

5.                                      The amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In witness whereof, the undersigned, R. A. Pearson, President of the corporation, has executed this instrument on behalf of the corporation and the Secretary of the corporation has attested such signature on the 18th day of December, 1986.

AUTO HANDLING CORPORATION

	By	/s/ R. A. Pearson
President

[SEAL]

ATTEST:

/s/ John H. Kreamer
Secretary

STATE OF MISSOURI	)
) SS.
COUNTS OF JACKSON	)

The foregoing instrument was acknowledged before me this 18th of December, 1986, by R. A. Pearson, President of Auto Handling Corporation, a Delaware corporation, on behalf of the corporation.

/s/ Virginia R. Carpenter
Notary Public in and for said
County and State
[SEAL]

My commission expires:

Virginia R. Carpenter
Notary Public - State of Missouri
Commissioned in Jackson County
My Commission Expires: Aug. 3, [ILLEGIBLE]